Exhibit 5.1

WILDEBOER DELLELCE LLP
B A R R I S T E R S & S O L I C I T O R S
TEL.: (416) 361-3121 FAX: (416) 361-1790	SUITE 800
365 BAY STREET
TORONTO, ONTARIO
M5H 2V1

April 10, 2012

SunOpta Inc.
2838 Bovaird Drive West
Brampton, Ontario
L7A 0H2

Dear Sirs/Mesdames:

Re: SunOpta Inc. - Form S-3 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933 of the United States relating to the sale of up to 850,000 common shares of the Company (the “Common Shares”) by BMO Nesbitt Burns Inc. (the “Selling Shareholder”). The Common Shares shall be issued to the Selling Shareholder upon the due exercise of certain warrants (the “Warrants”) previously issued by the Company to the Selling Shareholder as evidenced by warrant certificate number W-0001 and W-0002.

You have requested our opinion with respect to the matters set forth herein.

In our capacity as your counsel in connection with such registration, we are familiar with the Registration Statement and the proceedings taken by the Company in connection with the authorization, issuance and sale of the Common Shares being offered by the Selling Shareholder. In addition, we have made such legal and factual examinations of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof and we disclaim any obligation or duty to update the opinions expressed below in the event of any change in such laws or any other circumstances after the date hereof.

For purposes of certain factual matters relevant to the opinion below, we have relied on a certificate of the Vice-President and General Counsel of the Company of even date herewith.

In rendering our opinion in paragraph 1 below, insofar as such opinion relates to the valid existence of the Company, we have relied upon a Certificate of Compliance dated April 10, 2012 issued by Industry Canada in respect of the Company, which we have assumed continues to be accurate as at the date hereof.

Based upon the foregoing, we hereby advise you that in our opinion:

WILDEBOER DELLELCE LLP	PAGE 2

1.	The Company has been duly incorporated under the Canada Business Corporations Act (the “CBCA”), and is validly existing and in good standing as a Canadian corporation under the CBCA.

2.

Upon the due exercise of the Warrants in accordance with their terms (including the payment by the Selling Shareholder of the exercise price and the issuance by the Company of certificates evidencing the Common Shares), the Common Shares to be sold under the Registration Statements will be duly and validly issued by the Company as fully paid and non-assessable.

In rendering the opinion above that the Common Shares will be “fully paid and non-assessable”, such opinion indicates that (i) the holder of such Common Shares cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Common Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Company. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

We are opining herein only as to the effect of the CBCA on the subject Common Shares, and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Wildeboer Dellelce LLP